EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2007 relating to the consolidated financial statements and financial statement schedule of Kana Software, Inc. as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, which appears in Kana Software, Inc’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

December 7, 2007